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US Foods Holding Corp.
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On April 21, 2022, US Foods Holding Corp. issued a press release announcing its preliminary estimated financial results for the fiscal first quarter ended April 2, 2022. A copy of the press release can be found below.

INVESTOR CONTACT:	MEDIA CONTACT:
Snehal Shah	Sara Matheu
(847) 720-8109	(847) 720-2392
Snehal.Shah@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Preliminary First Quarter Fiscal Year 2022 Earnings
Delivers Strong Results and Reaffirms Outlook for Fiscal Year 2022

ROSEMONT, Ill. (BUSINESS WIRE) April 21, 2022 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced preliminary first quarter fiscal year 2022 results1. The Company will announce full results for the first quarter on May 12, 2022.

Preliminary First Quarter Fiscal 2022 Highlights
•Total case volume increased 4% versus the same period in fiscal year 2021; independent restaurant case volume increased 9% versus the same period in fiscal year 2021
•Net sales increased 24% to $7.8 billion
•Gross profit increased 19% to $1.2 billion
•Net loss available to common shareholders improved to $16 million
•Adjusted EBITDA increased 40% to $241 million
•Diluted EPS loss was $0.07; Adjusted Diluted EPS2 was $0.36

CEO Perspective
“We drove strong results in the first quarter, reflecting the momentum we are building through continued execution of the initiatives that support our balanced long-range plan,” said CEO Pietro Satriano. “We continued to accelerate profitable market share growth, gross margin expansion and cost reduction to deliver one of our strongest quarters since the pandemic began, despite continuing to endure COVID-19 impacts and industry-wide supply chain challenges. Our strong performance, coupled with ongoing progress we are advancing across our initiatives, underscores our confidence in the 2022 outlook, as well as our long-range plan.”

Preliminary First Quarter Fiscal 2022 Results
Total case volume increased 4% from the prior year driven by a 3% increase in our total restaurant volume, a 64% increase in hospitality volume and a 1% increase in healthcare volume. Total restaurant volume growth was driven by a 9% increase in independent restaurant case volume and the successful onboarding of profitable chain business acquired over the last year. Net sales were $7.8 billion for the quarter, an increase of 24% from the prior year, driven by higher total case volume and food cost inflation of 17% compared to the same quarter a year ago.

1 The data presented herein is preliminary, based upon our estimates, and subject to further internal review by our management and financial closing procedures. Final results for first quarter fiscal year 2022, which will be reported on a Quarterly Report on Form 10-Q, may vary from the information in this press release.
2 Due to the expected Net loss reported in Q1 FY22 and the Net loss reported in Q1 FY21, the company’s share count for its Adjusted Diluted EPS calculation for these quarters does not assume conversion of 24.8 million KKR preferred shares.

Gross profit was $1.2 billion, an increase of 19% from the prior year. Key drivers included an increase in total case volume, optimized pricing and increased freight income from improved inbound logistics. Food cost inflation in multiple product categories also contributed to increased Gross profit. The increase in Gross profit was partially offset by an unfavorable year-over-year LIFO adjustment. Gross profit as a percentage of Net sales was 15%. Adjusted Gross profit was $1.3 billion, a 24% increase from the prior year. Adjusted Gross profit as a percentage of Net sales was 16%. Adjusted Gross profit per case in the first quarter of 2022 continued at record levels due to the aforementioned factors.

Operating expenses of $1.2 billion increased $186 million, or 19% from the prior year. Operating expenses increased primarily due to greater volume and higher distribution costs, in part due to higher temporary labor costs and higher than normal wage inflation. These increases were partially offset by cost savings initiatives outlined in the long range plan including: (1) routing improvements that expanded from a pilot to enterprise-wide implementation, (2) continued deployment of new warehouse selection technology that is expected to be completed in the beginning of Q3, and (3) the rollout of new warehouse process enhancements tested in 2021. Operating expenses as a percent of Net sales were 15%. Adjusted Operating expenses for the quarter were $1.0 billion, an increase of $173 million, or 20% from the prior year due to the aforementioned factors. Adjusted Operating expenses as a percent of Net sales were 13%.

Adjusted EBITDA was $241 million, an increase of $69 million, or 40%, compared to the prior year. Adjusted EBITDA margin was 3.1%, an increase of 40 basis points compared to the prior year and reflecting the operating leverage from Adjusted Gross profit increasing greater than Adjusted Operating expenses. Net loss available to common shareholders was $16 million, an improvement of $23 million compared to the prior year. Diluted EPS loss was $0.07. Adjusted Diluted EPS3 was $0.36.

Net Debt reduced to $4,803 million, resulting in a Net Leverage Ratio of 4.3x at the end of the first quarter of fiscal 2022.

Outlook for Fiscal Year 20224
The Company reaffirms the fiscal year 2022 guidance provided on February 17, 2022.

Conference Call and Webcast Information
US Foods will host a live webcast to discuss first quarter fiscal 2022 results on May 12, 2022 at 9:00 a.m. CDT. The call can be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 8092455.

Presentation slides will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 69 broadline locations and 81 cash and carry stores, US Foods and its 28,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

3 Due to the expected Net loss reported in Q1 FY22 and the Net loss reported in Q1 FY21, the company’s share count for its Adjusted Diluted EPS calculation for these quarters does not assume conversion of 24.8 million KKR preferred shares.
4 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring costs and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Forward-Looking Statements
Statements in this press release which are not historical in nature, including those under the heading “Outlook for Fiscal Year 2022,” are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; the extent and duration of the negative impact of the COVID-19 pandemic on us; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; environmental, health and safety and other governmental regulation, including actions taken by national, state and local governments to contain the COVID-19 pandemic, such as travel restrictions or bans, social distancing requirements, and required closures of non-essential businesses; product recalls and product liability claims; our reputation in the industry; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; changes in the method of determining London Interbank Offered Rate (“LIBOR”) or the replacement of LIBOR with an alternative reference rate; labor relations and increased labor costs and continued access to qualified and diverse labor; risks associated with intellectual property, including potential infringement; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; effective integration of acquired businesses; changes in tax laws and regulations and resolution of tax disputes; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; costs and risks associated with current and changing government laws and regulations, and potential changes as a result of initiatives by the Biden administration; management of retirement benefits and pension obligations; and potential costs associated with shareholder activism.

For a detailed discussion of these risks, uncertainties and other factors that could cause our results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022, which was filed with the Securities and Exchange Commission (“SEC”) on February 17, 2022. Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Net Leverage Ratio, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted

Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness.

We use Net Debt and Net Leverage Ratio as supplemental measures to GAAP measures to review the liquidity of our operations. Net Debt is defined as Total Debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. Net Leverage Ratio represents Net Debt divided by Trailing Twelve Months Adjusted EBITDA. We believe that Net Debt and Net Leverage Ratio are useful financial metrics to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as restructuring costs and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Net Leverage Ratio, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.

Source: US Foods
###

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Preliminary, Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	April 2, 2022	April 3, 2021	Change	%
Net loss available to common shareholders (GAAP)	$(16)	$(39)	$23	(59.0)%
Series A Preferred Stock Dividends	(9)	(15)	6	(40.0)%
Net loss (GAAP)	(7)	(24)	17	(70.8)%
Interest expense—net	55	54	1	1.9%
Income tax benefit	(8)	(18)	10	(55.6)%
Depreciation expense	78	82	(4)	(4.9)%
Amortization expense	11	19	(8)	(42.1)%
EBITDA (Non-GAAP)	129	113	16	14.2%
Adjustments:
Restructuring costs and asset impairment charges (1)	—	3	(3)	(100.0)%
Share-based compensation expense (2)	12	10	2	20.0%
LIFO reserve adjustment (3)	72	21	51	242.9%
Loss on extinguishment of debt (4)	—	23	(23)	(100.0)%
Business transformation costs (5)	14	9	5	55.6%
COVID-19 bad debt benefit (6)	—	(15)	15	(100.0)%
Business acquisition and integration related costs and other (7)	14	8	6	75.0%
Adjusted EBITDA (Non-GAAP)	241	172	69	40.1%
Depreciation expense	(78)	(82)	4	(4.9)%
Interest expense—net	(55)	(54)	(1)	1.9%
Income tax provision, as adjusted (8)	(28)	(9)	(19)	211.1%
Adjusted Net Income (Non-GAAP)	$80	$27	$53	196.3%

Diluted EPS (GAAP)	$(0.07)	$(0.18)	$0.11	(61.1)%
Restructuring costs and asset impairment charges (1)	—	0.01	(0.01)	(100.0)%
Share-based compensation expense (2)	0.05	0.05	—	—%
LIFO reserve adjustment (3)	0.32	0.10	0.22	220.0%
Loss on extinguishment of debt (4)	—	0.10	(0.10)	(100.0)%
Business transformation costs (5)	0.06	0.04	0.02	50.0%
COVID-19 bad debt benefit (6)	—	(0.07)	0.07	(100.0)%
Business acquisition and integration related costs and other (7)	0.06	0.04	0.02	50.0%
Income tax provision, as adjusted (8)	(0.06)	0.03	(0.09)	NM
Adjusted Diluted EPS (Non-GAAP) (9)	$0.36	$0.12	$0.24	200.0%

Weighted-average diluted shares outstanding (Non-GAAP) (10)	222,877,385	220,713,683

Gross profit (GAAP)	$1,195	$1,003	$192	19.1%
LIFO reserve change (3)	72	21	51	242.9%
Adjusted Gross profit (Non-GAAP)	$1,267	$1,024	$243	23.7%

Operating expenses (GAAP)	$1,161	$975	$186	19.1%
Depreciation expense	(78)	(82)	4	(4.9)%
Amortization expense	(11)	(19)	8	(42.1)%
Restructuring costs and asset impairment charges (1)	—	(3)	3	(100.0)%
Share-based compensation expense (2)	(12)	(10)	(2)	20.0%
Business transformation costs (5)	(14)	(9)	(5)	55.6%
COVID-19 bad debt benefit (6)	—	15	(15)	(100.0)%
Business acquisition and integration related costs and other (7)	(14)	(8)	(6)	75.0%
Adjusted Operating expenses (Non-GAAP)	$1,032	$859	$173	20.1%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.

(2)	Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)	Represents the non-cash impact of LIFO reserve adjustments.
(4)	Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(6)	Includes the changes in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(7)	Includes: (i) aggregate acquisition and integration related costs of $6 million for both the 13 weeks ended April 2, 2022 and April 3, 2021; and (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(8)	Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(9)	Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding (Non-GAAP).
(10)	For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has Net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has Net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Preliminary, Unaudited)
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	April 2, 2022	January 1, 2022	April 3, 2021
Total Debt (GAAP)	$4,993	$5,011	$5,738
Cash, cash equivalents and restricted cash	(190)	(148)	(912)
Net Debt (Non-GAAP)	$4,803	$4,863	$4,826
Adjusted EBITDA (Non-GAAP) (1)	$1,126	$1,057	$643
Net Leverage Ratio (Non-GAAP) (2)	4.3	4.6	7.5

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA